EXHIBIT 61

                                    PIRELLI



                                  PRESS RELEASE
                                  -------------


               PIRELLI EXERCISES ITS CALL OPTION TO ACQUIRE 0.46%
                        OF TELECOM ITALIA ORDINARY SHARES



Milan, 6 April 2004 - Pirelli has exercised its call option to acquire 47,155,300 Telecom Italia ordinary shares (equal to 0.46% of the ordinary shares) at 2.12 Euros each, equivalent to approximately 100 million Euros, as provided for in the call option contract of November 2001 with JP Morgan on Telecom Italia shares.